EXH. D-1


                                   BEFORE THE
                       NORTH CAROLINA UTILITIES COMMISSION

                             DOCKET NO. G-9, SUB 470
                            DOCKET NO. G-21, SUB 439
                             DOCKET NO. E-2, SUB 825


     In the Matter of:                                  )
                                                        )
Joint Application of Carolina Power & Light             )     PETITION
Company, North Carolina Natural Gas Corpora-            )
tion, Piedmont Natural Gas Company, Inc. and            )
Progress Energy, Inc. to Engage in Business             )
Transactions.                                           )

     The Joint Applicants, Carolina Power & Light Company ("CP&L"), North Carolina Natural Gas Corporation ("NCNG"), Piedmont Natural Gas Company, Inc. ("Piedmont") and Progress Energy, Inc. ("Progress") hereby request the Commission to issue an order (1) approving the purchase by Piedmont from Progress of all of the capital stock of NCNG pursuant to the Stock Purchase Agreement dated October 16, 2002 ("Stock Purchase Agreement"), (2) approving the subsequent merger of NCNG into and with Piedmont, with Piedmont being the surviving corporation (the "Merger"), (3) authorizing the transfer to Piedmont of all of NCNG's rights and obligations under all certificates of public convenience and necessity heretofore issued by the Commission to NCNG and/or its predecessors, (4) authorizing Piedmont to commence natural gas service in all areas of North Carolina previously certificated to NCNG under the terms and conditions of service, including rates, approved for NCNG, as the same may be amended from time to time, (5) authorizing NCNG to discontinue natural gas service in North Carolina upon the effective date of the Merger, (6) authorizing the purchase by Piedmont from Progress of the ENCNG Shares (as defined in the Stock Purchase Agreement and in paragraph 4 below) and the ENCNG Rights and Obligations (as defined in the Stock Purchase Agreement and in paragraph 4 below), (7) authorizing Piedmont to issue up to $500,000,000 in debt securities,
(8) authorizing Piedmont to make the appropriate changes in its policies and procedures, including its gas recovery mechanism, that are necessary or appropriate to effect the Merger, (9) authorizing Piedmont to do business under the assumed name "North Carolina Natural Gas Corporation" and/or "NCNG" (10) modifying CP&L's Code of Conduct and Regulatory Conditions adopted by the

Commission in Docket Nos. E-2, Sub 740 and G-21, Sub 377, and (11) granting such additional authorization and/or waivers as may be necessary or appropriate to effect the transactions set forth above. In support of this application, the Joint Applicants show unto the Commission the following:

     1. The names and addresses of the persons to whom any notices or other communications with respect to this Petition are to be sent are as follows

                           Thomas E. Skains, President
                       Piedmont Natural Gas Company, Inc.
                                 P.O. Box 33068
                               Charlotte, NC 28233
                            Telephone: (704) 364-3120

                                  Jerry W. Amos
                              James H. Jeffries, IV
                   Nelson Mullins Riley & Scarborough, L.L.P.
                        Bank of America Corporate Center
                       100 North Tryon Street, Suite 2400
                      Charlotte, North Carolina 28202-4000

        William D. Johnson, Senior Vice President and Corporate Secretary
                   Len S. Anthony, Manager, Regulatory Affairs
                              Progress Energy, Inc.
                              Post Office Box 1551
                       Raleigh, North Carolina 27602-1551
                            Telephone: (919) 546-6367

     2. NCNG is a Delaware corporation that is duly registered to do business in the State of North Carolina and that is authorized by its Articles of Incorporation to engage in the business of transporting, distributing and selling natural gas. NCNG is a certificated North Carolina Public Utility within the meaning of G.S. ss. 62-3(23a) and its public utility operations within the State of North Carolina are subject to the jurisdiction of this Commission. NCNG currently provides natural gas service to approximately 176,000 customers in south central and eastern North Carolina. Progress is a corporation duly organized and existing under the laws of the State of North Carolina and is the owner of all of the issued and outstanding capital stock of NCNG, namely all the shares of common stock, $0.10 par value per share (the "NCNG Shares"). A copy of NCNG's financial statements are filed with this application as Exhibit A. Carolina Power & Light Company ("CP&L") is a corporation duly organized and existing under the laws of the State of North Carolina. CP&L is a public utility engaged in the business of developing, generating, transmitting, distributing and selling electric power in North and South Carolina. CP&L is a wholly-owned subsidiary of Progress.

     3. Piedmont is incorporated under the laws of the State of North Carolina and is engaged in the business of transporting, distributing and selling gas in the States of North Carolina, South Carolina and Tennessee. Piedmont is a public utility under the laws of this State, and its public utility operations in North Carolina are subject to the jurisdiction of this Commission. The Commission has previously granted Piedmont Certificates of Public Convenience and Necessity authorizing it to acquire certain gas franchises and properties in the State of North Carolina. Piedmont now holds franchises and is furnishing natural gas to approximately 462,000 customers in North Carolina. A copy of Piedmont's Annual Report to Shareholders for 2001, containing audited financial statements, is filed with this application as Exhibit B.

     4. Eastern North Carolina Natural Gas Company ("Eastern N.C.") is a North Carolina corporation. Its voting common stock is owned 50% by Progress and 50% by Albemarle Pamlico Economic Development Corporation ("APEC"). Pursuant to the Progress ENCNG Subscription Letter, the ENCNG Shareholders' Agreement, and the NCUC ENCNG Orders (each as defined in the Stock Purchase Agreement), Progress is the owner (of record and beneficially) of (i) 50% of the outstanding shares of common stock of Eastern N.C., namely 500 shares of common stock of Eastern N.C., and (ii) all of the outstanding shares of the preferred stock of Eastern N.C., namely 174 shares of the Series A preferred stock of Eastern N.C. ((i) and (ii) collectively, the "ENCNG Shares"). In addition, Progress has the right and obligation (the "ENCNG Rights and Obligations") to acquire 326 shares of the remaining authorized but unissued shares of the Series A preferred stock of Eastern N.C..

     5. By Order dated June 15, 2000, Eastern N.C. was issued a certificate of public convenience and necessity to provide natural gas service to fourteen counties in eastern North Carolina. Eastern N.C. has a Construction, Operation and Maintenance Agreement ("CO&M Agreement") with CP&L for the construction, operation and maintenance of its natural gas system, and the Commission has authorized the payment of compensation pursuant to the CO&M Agreement.

     6. Under the terms of the Stock Purchase Agreement, Piedmont will purchase from Progress the NCNG Shares, the ENCNG Shares and the ENCNG Rights and Obligations. Immediately following the Closing (as defined in the Stock Purchase Agreement), Piedmont will cause NCNG to be merged into and with Piedmont, with Piedmont being the surviving corporation. The transfer of the ENCNG Shares and the ENCNG Rights and Obligations are subject, among other things, to a right of first refusal by APEC to purchase the ENCNG Shares and the consent of Eastern North Carolina to the assignment of the CO&M Agreement to Piedmont. Upon the effective date of the Merger, Piedmont will become responsible for providing natural gas service to all natural gas customers in the North Carolina service area previously certificated to NCNG and its predecessors, and will acquire all of the rights and obligations of Progress, CP&L and NCNG with respect to the ENCNG Shares, the ENCNG Rights and Obligations and the CO&M Agreement. As set forth in the Stock Purchase Agreement, the transactions described above are subject to a number of conditions, including the approval of this Commission. A copy of the Stock Purchase Agreement is being filed with this application as Exhibit C.

     7. Piedmont intends to initially fund the purchase of the NCNG Shares, the ENCNG Shares and the ENCNG Rights and Obligations though the issuance of commercial paper or other short-term debt instruments (the "Initial Financing"). Following the Closing, Piedmont intends to replace the Initial Financing with a combination of equity and debt securities (the "Permanent Financing") so that its debt/equity ratio will be consistent with historical levels. The timing of the Permanent Financing will depend upon market conditions; however, it is expected that the Permanent Financing will occur on or before March 1, 2004.

     8. NCNG is currently subject to an order that limits its ability to adjust its rates prior to November 1, 2003. It is anticipated that NCNG will file a request for a general increase in its rates to be effective on November 1, 2003 (the "NCNG Rate Case"). Piedmont's agreement to purchase the NCNG Shares is based on the assumption that NCNG will be permitted to increase its rates in an amount that will permit it a reasonable opportunity to earn a fair return on its rate base and that no restrictions will be placed on Piedmont or NCNG with respect to the filing of additional requests for rate increases in the future. Pending the outcome of the NCNG Rate Case, Piedmont will continue to charge former NCNG customers the base rates approved for NCNG at the Closing Date, as the same may be amended from time to time. As soon as practicable following the closing but subject to approval of the Commission, Piedmont intends to combine all wholesale gas costs into a single pool to be recovered from current Piedmont customers and current NCNG customers so that all of Piedmont's North Carolina customers will pay the same wholesale cost of gas.

     9. G.S. ss. 62-111 provides that all mergers, consolidations, combinations or changes of control affecting a public utility require Commission approval. This statute further provides that the standard the Commission shall use in determining whether to approve such a transaction is whether the transaction is "justified by the public convenience and necessity." G.S. ss. 62-161 requires Piedmont to obtain Commission approval prior to issuing its securities in conjunction with the transactions proposed herein. That approval must be based upon a finding that the issuance of such securities is (i) for some lawful object within the corporate purposes of Piedmont, (ii) is compatible with the public interest, (iii) is necessary or appropriate for or consistent with the proper performance by Piedmont of its service to the public and (iv) is reasonably necessary and appropriate for such purposes.

     10. As explained by the Commission in its Order issued August 29, 1988 in Docket No. E-7, Sub 427, the North Carolina Supreme Court and the North Carolina Utilities Commission have construed G.S. ss. 62-111 as requiring the Commission to determine whether or not rates and service will be adversely affected by the proposed transaction. (North Carolina ex rel. Utilities Comm'n. v. Carolina Coach Company, 269 N.C. 717, 153 S.E.2d 461 (1967)). By Commission Order issued April 22, 1997, in Docket No. E-7, Sub 596 (the Order approving the merger of Duke Power Company and PanEnergy), the Commission explained that for the public convenience and necessity standard to be met, expected benefits must be at least as great as known and expected costs. Factors to be considered by the Commission include, but are not limited to, the maintenance of or improvement in service quality, the extent to which costs can be lowered and rates can be maintained or reduced, and the continuation of effective state regulation.

     11. More recently, by Order issued December 7, 1999, in Docket No. G-5, Sub 400 (the Order approving the merger of SCANA Corporation and Public Service Company of North Carolina, Inc.) the Commission found that G.S. ss. 62-111 does not require that a proposed business combination transaction be based upon demonstrations of specific cost savings. Cost savings are just one factor that may be considered in evaluating a request to engage in a business combination transaction. Other factors include, but are not limited to, such nonquantifiable benefits as increased ability to provide stable and reliable natural gas service; a more diverse gas supply; a more geographically diverse natural gas distribution system; the provision of a more diverse staff with years of additional expertise in the natural gas industry; the elimination of concerns, previously expressed by some persons, with respect to the provision of both natural gas and electric service by the same family of companies; and a corporation with a strong presence in North Carolina, creating corporate and other taxes payable to the State of North Carolina and the provision of significant employment opportunities.

     12. The Joint Applicants represent that the transactions described above and in more detail in the Stock Purchase Agreement are in the public interest and will not impair the adequacy and dependability of service to the public as authorized by the Commission. Piedmont further represents that the issuance of the securities is (i) for some lawful object within the corporate purposes of Piedmont, (ii) is compatible with the public interest, (iii) is necessary or appropriate for or consistent with the proper performance by Piedmont of its service to the public and (iv) is reasonably necessary and appropriate for such purposes. Piedmont is an experienced and capable natural gas local distribution company and is authorized by its governing documents and by resolutions of its Board of Directors to enter into the transactions and to issue the securities. Piedmont has previously shown that it is ready, willing, and able to assume all of the regulatory responsibilities imposed upon natural gas utilities by the North Carolina General Statutes and by the rules and regulations of the Commission with respect to its existing utility operations in North Carolina, and it is ready, willing and able to do so with respect to the NCNG natural gas distribution company operations. In addition, Piedmont represents that it has the financial ability to finance and otherwise perform the ENCNG Rights and Obligations.

     13. The transactions described herein are expected to yield several types of presently quantifiable benefits and savings, which are identified by area below: (1) integration of corporate function; (2) integration of corporate programs; (3) purchasing economies; (4) procurement; and (5) business optimization.

     14. As with any transaction of this type, there are substantial costs associated with the creation of these cost reductions and synergies. These costs include: the amortization of the goodwill associated with the purchase of the NCNG Stock, the ENCNG Stock and the ENCNG Rights and Obligation; significant information and technology costs; and the significant costs associated with implementing changes in the processes, procedures and organizations currently in place in the two companies necessary to achieve the synergies and efficiencies described above.

     15. A further description of the costs and benefits of the transactions described herein is set forth in the Cost Benefit Analysis filed herewith as Exhibit D.

     16. In the Commission's order approving the acquisition of NCNG by CP&L in Docket Nos. E-2, Sub 740 and G-21, Sub 377, the Commission imposed upon CP&L and NCNG a Code of Conduct and Regulatory Conditions. Upon the sale of NCNG by Progress to Piedmont, portions of the Code of Conduct and certain of the Regulatory Conditions will become either moot, irrelevant or both and should be terminated effective on the effective date of the transfer of the NCNG shares to Piedmont. Attached herewith as Exhibit J are the Code of Conduct and Regulatory Conditions with the proposed changes highlighted and a brief justification for each change.

     17. The following exhibits are being filed with this Application:

Exhibit A -- Financial Statements of NCNG for the year ended December 31, 2001;

Exhibit B -- Annual Report to Shareholders of Piedmont for the year ended
             October 31, 2001;

Exhibit C -- The Stock Purchase Agreement;

Exhibit D -- Market Power Analysis;

Exhibit E -- Cost-Benefit Analysis;

Exhibit F -- Consolidated Balance Sheet of Piedmont as of October 31, 2002;

Exhibit G -- Pro Forma Consolidated Balance Sheet of Piedmont;

Exhibit H -- Consolidated Income Statement of Piedmont as of October 31, 2002;

Exhibit I -- Pro Forma Consolidated Income Statement of Piedmont; and

Exhibit J -- Proposed Revised Code of Conduct and Regulatory Conditions.

     WHEREFORE, the Joint Applicants respectfully request the Commission to issue an order:

          (1) approving the purchase by Piedmont from Progress of all of the capital stock of NCNG pursuant to the Stock Purchase Agreement,

          (2) approving the subsequent merger of NCNG into and with Piedmont, with Piedmont being the surviving corporation,

          (3) authorizing the transfer to Piedmont of all of NCNG's rights and obligations under all certificates of public convenience and necessity heretofore issued by the Commission to NCNG and/or its predecessors,

          (4) authorizing Piedmont to commence natural gas service in all areas of North Carolina previously certificated to NCNG under the terms and conditions of service, including rates, approved for NCNG, as the same may be amended from time to time, including any amendments that may be necessary to permit Piedmont to combine its wholesale cost of gas for its current customers and the current customers of NCNG,

          (5) authorizing NCNG to discontinue natural gas service in North Carolina upon the effective date of the Merger,

          (6) authorizing the purchase by Piedmont from Progress of the ENCNG shares and the ENCNG Rights and Obligation,

          (7) authorizing Piedmont to issue up to $500,000,000 in debt securities,

          (8) authorizing Piedmont to make the appropriate changes in its policies and procedures, including its gas recovery mechanism, that are necessary or appropriate to effect the Merger,

          (9) authorizing Piedmont to do business under the assumed name "North Carolina Natural Gas Corporation" and/or "NCNG,"

          (10) terminating portions of CP&L's Code of Conduct and Regulatory Conditions adopted in Docket Nos. E-2, Sub 740 and G-21, Sub 377, and

          (11) granting such additional authorization and/or waivers as may be necessary or appropriate to effect the transactions set forth above.

     This the 20th day of December, 2002.


                                    PIEDMONT NATURAL GAS COMPANY, INC.


                                    By:  /s/ Jerry W. Amos
                                         -----------------
                                         Jerry W. Amos
                                         James H. Jeffries, IV


OF COUNSEL:

Nelson, Mullins, Riley & Scarborough, L.L.P.
Bank of America Corporate Center
Suite 3350
100 North Tryon Street
Charlotte, North Carolina  28202-4000
Telephone:  (704) 417-3000

                                    PROGRESS ENERGY INC., CAROLINA POWER & LIGHT
                                    COMPANY, AND NORTH CAROLINA NATURAL GAS
                                    CORPORATION


                                    By:  /s/ Len S. Anthony
                                         ------------------
                                         Len S. Anthony


Progress Energy, Inc.
Post Office Box 1551
Raleigh, North Carolina  27602-1551
Telephone:  (919) 546-6367

                                  VERIFICATION

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

          David J. Dzuricky, being duly sworn, deposes and says that he is Senior Vice President and Chief Financial Officer of Piedmont Natural Gas Company, Inc., that as such, he has read the foregoing Petition and knows the contents thereof; that the same are true of his own knowledge except as to those matters stated on information and belief and as to those he believes them to be true.


                                          /s/ David J. Dzuricky
                                          ---------------------
                                          David J. Dzuricky


Sworn to and subscribed before me,

this the 20th day of December, 2002.


        /s/ Lee E. Howard
------------------------------------
          Notary Public

My Commission Expires:

             10-29-05
------------------------------------